                                                                   EXHIBIT 10.06


                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Amended and Restated Executive Employment Agreement ("Amended Agreement"), dated as of March 17, 2000, is made and entered into by QUINTILES, INC., a North Carolina corporation (hereinafter the "Company") and LUDO REYNDERS (hereinafter the "Executive"). The Company desires to amend Executive's Employment Agreement dated January 15, 1988 ("Employment Agreement"), and Executive desires to continue employment with the Company pursuant to the terms set forth below.

         In consideration of the mutual promises set forth below and other good and valuable new consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive agree as follows:

         1. EMPLOYMENT. The Company employs Executive and Executive accepts employment on the terms and conditions set forth in this Amended Agreement. This Amended Agreement shall supersede the Employment Agreement.

         2. NATURE OF EMPLOYMENT. Executive shall continue to serve as Chief Executive Officer, Quintiles CRO Service Group, and have such responsibilities and authority as the Company may assign from time to time. Additionally, Executive agrees to perform such other duties consonant with those of an executive at his level as the Company may set from time to time.

                  2.1 Executive shall perform all duties and exercise all authority in accordance with, and shall otherwise comply with, all Company policies, procedures, practices and directions.

                  2.2 Executive shall devote all working time, best efforts, knowledge and experience to perform successfully his duties and advance the Company's and/or its Affiliates' interests. During his employment, Executive shall not engage in any other business activities of any nature whatsoever (including board memberships) for which he receives compensation without the Company's prior written consent; provided, however, this provision does not prohibit him from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit, which do not create actual or potential conflicts of interest with the Company and/or its Affiliates. As used in this Amended Agreement, "Affiliates" shall mean: (i) any Company's parent, subsidiary or related entity; and/or (ii) any entity directly or indirectly controlled or beneficially owned in whole or part by the Company or Company's parent, subsidiary or related entity.

                  2.3 Executive's base of operation shall be Durham, North Carolina, subject to business travel as may be necessary in the performance of Executive's duties.

         3. COMPENSATION.

                  3.1 BASE SALARY. Executive's monthly salary for all services rendered shall be $29,166.66 (less applicable withholdings), payable in accordance with the Company's policies, procedures and practices as they may exist from time to time. Executive's salary shall be reviewed in accordance with the Company's policies, procedures and practices as they may exist from time to time.

                  3.2 EXECUTIVE COMPENSATION PLAN. Executive may participate as a LEVEL 2 employee in the Executive Compensation Plan (or successor plans) ("ECP") which may be made available from time to time to Company executives at Executive's level; provided, however, that Executive's participation is subject to the applicable terms, conditions and eligibility requirements of the plan documents, some of which are within the plan administrator's discretion, as they may exist from time to time.

                  3.3 TAX RETURNS. Executive shall be entitled to tax return preparation and reasonable financial planning, consultation and advice by the Company's accounting firm and/or legal counsel and/or financial consultants as the Company may provide from time to time to Company executives at Executive's level.

                  3.4 OTHER BENEFITS. Executive may participate in all medical, dental and disability insurance, 401(k), pension, personal leave, car allowance and other employee benefit plans and programs, except Executive may not receive severance payments other than specified in this Amended Agreement; provided, however, that Executive's participation in benefit plans and programs is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator's discretion, as they may exist from time to time.

                  3.5 BUSINESS EXPENSES. Executive shall be reimbursed for reasonable and necessary expenses actually incurred by him in performing services under this Amended Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures and practices as they may exist from time to time. Expenses covered by this provision include but are not limited to travel, entertainment, professional dues, subscriptions and dues, fees and expenses associated with membership in various professional, and business and civic associations of which Executive's participation is in the Company's best interest.

                  3.6 Nothing in this Amended Agreement shall require the Company to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits set forth in Sections 3.2 through 3.5. Any amendments, modifications, revisions and revocations of these plans, programs and benefits shall apply to Executive.

                  3.7 If, at any time during which Executive is receiving salary or post-termination payments from the Company, he receives payments on account of mental or physical disability from any Company-provided plan, then the Company, at its discretion, may reduce his salary or post-termination payments by the amount of such disability payments.

         4. TERM OF EMPLOYMENT. The original term of employment shall be for a one (1) year period commencing on March ____, 2000, and terminating on March ___, 2001, subject to the following provisions:

                  4.1 Upon the expiration of the original or any renewal term of employment, Executive's employment shall be automatically renewed for an additional one (1) year period unless, at least ninety (90) days prior to the renewal date, either party gives the other party written notice of its intent not to continue the employment relationship. During any renewal term of employment, the terms, conditions and provisions set forth in this Amended Agreement shall remain in effect unless modified in accordance with Section 15.

                  4.2 Either party may terminate the employment relationship without cause at any time upon giving the other party ninety (90) days written notice.

                  4.3 The Company may terminate the Executive's employment relationship immediately without notice at any time for the following reasons which shall constitute "Cause": (i) Executive's death; (ii) Executive's physical or mental inability to perform the essential functions of his duties satisfactorily for a period of 180 consecutive days or 180 days in total within a 365-day period as determined by the Company in its reasonable discretion and in accordance with applicable law; (iii) any act or omission of Executive constituting willful misconduct (including willful violation of the Company's policies), gross negligence, fraud, misappropriation, embezzlement, criminal behavior, conflict of interest or competitive business activities which, as determined by the Company in its reasonable discretion, shall cause material harm, or any other actions that are materially detrimental to the Company or any Affiliates' interest; (iv) any other reason recognized as "cause" under applicable law; or (v) Executive's material breach of this Amended Agreement.

                  4.4 Executive may terminate Executive's employment with the Company as a result of the Company's failure to cure its material breach of this Amended Agreement after Executive has given the Company notice of the material breach and at least thirty (30) days to cure the breach (or such longer period as may be reasonably required to cure the breach as long as the Company is making good faith efforts to do so).

                  4.5 This Amended Agreement shall terminate upon the termination of the employment relationship with the following exceptions:
Section 6 (Trade Secrets, Confidential Information, Company Property and Competitive Business Activities), 7 (Intellectual Property Ownership), 8 (License), 9 (Release), and 12 (Change in Control) shall survive the termination of Executive's employment and/or the expiration or termination of this Amended Agreement, regardless of the reasons for such expiration or termination.

         5. COMPENSATION AND BENEFITS UPON TERMINATION.

                  5.1 The Company's obligation to compensate Executive ceases on the effective termination date except as to: (i) amounts due at that time; (ii) any amount subsequently due pursuant to the plan described in Section 3.2; and (iii) any compensation and/or benefits to which he may be entitled to receive pursuant to Sections 5.2, 5.3, 5.4 or 5.5.

                  5.2 If the Company terminates Executive's employment pursuant to Sections 4.1 (notice of non-renewal) or 4.2 (without cause), then the Company's sole obligation shall be to pay Executive: (i) amounts due on the effective termination date; (ii) any amounts subsequently due pursuant to the plan described in Section 3.2; and (iii) subject to Executive's compliance with Sections 6,7,8 and 9 and subject to Sections 3.7 and 5.6, an amount equal to his then current monthly salary (less applicable withholdings) for the twelve (12) month non-competition period set forth in Section 6.3, payable in equal monthly installments.

                  5.3 During the period during which Executive receives post-termination payments pursuant to Section 5.2, he may continue to participate, to the extent permitted by the applicable plans and subject to their terms, conditions and eligibility requirements, in all employee welfare benefits plans (as defined by the Employee Retirement Income Security Act of 1974, as amended) in which Executive participated on his effective termination date. The Company will pay or, at the Company's discretion, reimburse Executive for the premiums actually paid, to continue coverage under such plans during the period. Notwithstanding the Company's payment of or reimbursement for the premiums, any coverage under such plans shall be subject to the terms, conditions and eligibility requirements of such plans, and nothing in this Section shall constitute any guaranty of coverage.

                  5.4 If the Company terminates Executive's employment as provided in Sections 4.3 (i) (death), (ii) (physical or mental inability to perform), (iii) (materially harmful acts or omissions), (iv) (other reasons recognized as "cause") or (v) (Executive's material breach) or if the Executive terminates his employment pursuant to Section 4.1 (notice of non-renewal) or
Section 4.2 (without cause), then the Company's sole obligation shall be to pay
Executive: (i) amounts due on the effective termination date and (ii) any amounts subsequently due pursuant to the plan described in Section 3.2. Executive, except when employment terminates pursuant to Section 4.3(i) (death), shall comply with Sections 6,7,8 and 9 of this Amended Agreement upon expiration or termination of this Amended Agreement.

                  5.5 If Executive terminates the employment relationship as a result of the Company's failure to cure its material breach of this Amended Agreement after he has given the Company notice of the material breach and 30 days in which to cure the breach (or such longer period as may be reasonably required to cure the breach as long as the Company is making good faith efforts to do so), pursuant to Section 4.4 of this Amended Agreement, then the Company's sole obligation to Executive in lieu of any other damages or other relief to which he otherwise may be entitled shall be (i) an amount equal to amounts due at the time of his termination; and (ii) subject to Executive's compliance with Sections 6, 7, 8 and 9 and subject to Sections 3.7 and 5.6, liquidated damages in an amount equal to his then current monthly salary (less applicable withholdings) for the twelve (12) month non-competition period set forth in
Section 6.3, payable in equal monthly installments.

                  5.6 The Company's obligation to provide the payments under Sections 5.2 and 5.5 is conditioned upon Executive's execution of an enforceable release of all claims and his compliance with Sections 6, 7, 8 and 9 of this Amended Agreement. If Executive chooses not to execute such a release or fails to comply with these sections, then the Company's obligation to compensate him ceases on the effective termination date except as to amounts due at that time and any amount subsequently due pursuant to the plan described in Section 3.2.

                  5.7 Executive is not entitled to receive any compensation or benefits upon his termination except as: (i) set forth in this Amended Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which he participates. Nothing in this Amended Agreement, however, is intended to waive or supplant any death, disability, retirement, 401(k) or pension benefits to which he may be entitled under employee benefit plans in which he participates.

                  5.8 The Company will pay the cost of relocating you and your family from the United States back to Belgium at the time your position with the Company terminates. All reimbursements are subject to the prior approval of the Human Resources Department of all quantities and costs involved.

         6. TRADE SECRETS, CONFIDENTIAL INFORMATION, COMPANY PROPERTY AND COMPETITIVE BUSINESS ACTIVITIES. Executive acknowledges that: (i) the Company and its Affiliates have worldwide business operations, a worldwide customer base, and are engaged in the business of contract research, sales and marketing, healthcare policy consulting and health information management services to the worldwide pharmaceutical, biotechnology, medical device and healthcare industries; (ii) by virtue of his employment by and upper-level position with the Company, he has or will have access to Trade Secrets and Confidential Information (as defined in Sections 6.1(5) and 6.1(6)) of the Company and its Affiliates, including valuable information about their worldwide business operations and entities with whom they do business in various locations throughout the world, and has developed or will develop relationships with their customers and others with whom they do business in various locations throughout the world; and (iii) the Trade Secret, Confidential Information and Competitive Business Activities' provisions set forth in this Amended Agreement are reasonably necessary to protect the Company's and its Affiliates' legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed on him.

                  6.1 TRADE SECRETS AND CONFIDENTIAL INFORMATION. Executive acknowledges that: (i) the Company and/or its Affiliates will disclose to him certain Trade Secrets and Confidential Information; (ii) Trade Secrets and Confidential Information are the sole and exclusive property of the Company and/or its Affiliates (or a third party providing such information to the Company and/or its Affiliates) and the Company and/or its Affiliates or such third party owns all worldwide rights therein under patent, copyright, trademarks, trade secret, confidential information or other property right; and
(iii) the disclosure of Trade Secrets and Confidential Information to Executive does not confer upon him any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information.

                           6.1(1) Executive may use the Trade Secrets and
Confidential Information only while he is employed or otherwise retained by the Company and only then in accordance with applicable Company policies and procedures and solely for the Company's benefit. Except as authorized in the performance of services for the Company, Executive will hold in confidence and will not, either or indirectly, in any form, by any means, or for any purpose, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer Trade Secrets or Confidential Information or any portion thereof. Upon the Company's request, Executive shall return Trade Secrets and Confidential Information and all related materials.

                           6.1(2) If Executive is required to disclose Trade
Secrets or Confidential Information pursuant to a court order, subpoena or other government process or such disclosure is necessary to comply with applicable law or defend against claims, he shall: (i) notify the Company promptly before any such disclosure is made; (ii) at the Company's request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Company to participate with counsel of its choice in any proceeding relating to any such court order, subpoena, other government process or claims.

                           6.1(3) Executive's obligations with regard to Trade
Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law.

                           6.1(4) Executive's obligations with regard to
Confidential Information shall remain in effect while he is employed or otherwise retained by the Company and/or its Affiliates and for fifteen (15) years thereafter.

                           6.1(5) As used in this Amended Agreement, "Trade
Secrets" means information of the Company, its Affiliates and its and/or their licensors, suppliers, customers, or prospective licensors or customers, including, but not limited to, data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers, which:
(i) derives independent actual or potential commercial value, from not being generally known to or readily ascertainable through independent development or reverse engineering by persons or entities who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                           6.1(6) As used in this Amended Agreement,
"Confidential Information" means information other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, licensing strategies, advertising campaigns, information regarding executives and employees, and the terms and conditions of this Amended Agreement; provided, however, Confidential Information shall not include information which is in the public domain or becomes public knowledge through no fault of Executive.

                  6.2 COMPANY PROPERTY. Upon termination of his employment, Executive shall: (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to Trade Secrets or Confidential Information, including all copies thereof, which are in his possession, custody or control; (ii) deliver to the Company all Company and/or Affiliates property (including, but not limited to, keys, credit cards, client files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company and/or Affiliates client, or Company and/or Affiliates business or business methods, including all copies thereof) which is in his possession, custody or control; (iii) bring all such records, files and other materials up to date before returning them; and
(iv) fully cooperate with the Company in winding up his work and transferring that work to other individuals designated by the Company.

                  6.3 COMPETITIVE BUSINESS ACTIVITIES. During his employment and the one (1) year following his effective termination date (regardless of the reason for the termination), Executive will not engage in the following activities:

                           (A) on Executive's own or another's behalf, whether
as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise, directly or indirectly:

                                    (i) compete with the Company or its
Affiliates within the geographical areas set forth in Section 6.3(1); except that Executive, without violating this provision, may become employed by any company which is engaged in the integrated development, discovery, manufacture, marketing and sale of pharmaceutical drugs that does not engage in contract sales and/or research;

                                    (ii) within the geographical areas set forth
in Section 6.3(1), solicit or do business which is the same, similar to or otherwise in competition with the business engaged in by the Company or its Affiliates, from or with persons or entities: (A) who are customers of the Company or its Affiliates; (B) who Executive or someone for whom he was responsible solicited, negotiated, contracted or serviced on the Company's or its Affiliates' behalf; or (C) who were customers of the Company or its Affiliates at any time during the last year of Executive's employment with the Company;

                                    (iii) offer employment to or otherwise
solicit for employment any employee or other person who had been employed by the Company or its Affiliates during the last year of Executive's employment with the Company; or

                           (B) directly or indirectly take any action which is
materially detrimental or otherwise intended to be adverse to the Company's and/or Affiliates' goodwill, name, business relations, prospects and operations.

                           6.3(1) The restrictions set forth in Section 6.3
apply to the following geographical areas; (i) within a 60-mile radius of the Company and/or its Affiliates where the Executive had an office during the Executive's employment with the Company and/or its Affiliates; (ii) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which Executive's substantial services were provided, or for which Executive had substantial responsibility, or in which Executive performed substantial work on Company and/or Affiliates' projects, while employed by the Company; and (iii) any city, metropolitan area, county (or similar political subdivisions in foreign countries) in which the Company or its Affiliates is located or does or, during Executive's employment with Company, did business.

                           6.3(2) Notwithstanding the foregoing, Executive's
ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 6.3.

                  6.4 REMEDIES. Executive acknowledges that his failure to abide by the Trade Secrets, Confidential Information, Company Property or Competitive Business Activities provisions of this Amended Agreement would cause irreparable harm to the Company and/or its Affiliates for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company and/or its Affiliates may be entitled by virtue of Executive's failure to abide by these provisions: (i) the Company will be released of its obligations under this Amended Agreement to make any post-termination payments, including but not limited to those otherwise available pursuant to Sections 5.2, 5.3, 5.4, 5.5; (ii) the Company may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for Executive's actual or threatened failure to abide by these provisions; (iii) Executive will return all post-termination payments received pursuant to this Amended Agreement, including but not limited to those received pursuant to Sections 5.2, 5.3, 5.4, 5.5; (iv) Executive will indemnify the Company and/or its Affiliates for all expenses including attorneys' fees in seeking to enforce these provisions; and (v) if, as a result of Executive's failure to abide by the Trade Secrets, Confidential Information, Company Property or Competitive Business Activities provisions, any commission or fee becomes payable to Executive or to any person, corporation or other entity with which Executive has become employed or otherwise associated, Executive shall pay the Company or cause the person, corporation or other entity with whom he has become employed or otherwise associated to pay the Company an amount equal to such commission or fee. In the event that the Company exercises its right to discontinue payments under this provision and/or Executive returns all post-termination payments received pursuant to this Amended Agreement, Executive shall remain obligated to abide by the Trade Secrets, Confidential Information, Company Property and Competitive Business Activities provisions set forth in this Amended Agreement.

                  6.5 TOLLING. The period during which Executive must refrain from the activities set forth in Sections 6.1 and 6.3 shall be tolled during any period in which he fails to abide by these provisions.

                  6.6 OTHER AGREEMENTS. Nothing in this Amended Agreement shall terminate, revoke or diminish Executive's obligations or the Company's and/or its Affiliates' rights and remedies under law or any agreements relating to trade secrets, confidential information, non-competition or intellectual property which Executive has executed in the past or may execute in the future or contemporaneously with this Amended Agreement.

         7. INTELLECTUAL PROPERTY OWNERSHIP.

                  7.1 As used in this Amended Agreement, "Work Product" shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), improvements, modifications, discoveries, methods, developments, picture, audio, video, artistic works and all works of authorship, including all worldwide rights therein under patent, copyright, trademark, trade secret, confidential information or other property right, created or developed in whole or in part by Executive, while employed by the Company (whether developed during work hours or not), whether prior or subsequent to the date of this Agreement.

                  7.2 All Work Product shall be considered work made for hire by Executive and owned by the Company. If any of the Work Product may not, by operation of law be considered work made for hire by Executive for the Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Executive hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, registrations and any other protection available in the Work Product. Executive agrees to perform, during or after his employment, such further acts which the Company requests as may be necessary or desirable to transfer, perfect and defend its ownership of the Work Product.

                  7.3 Notwithstanding the foregoing, this Amended Agreement shall not require assignment of any invention that: (i) Executive developed entirely on his own time without using the Company's equipment, supplies, facilities, Trade Secrets or Confidential Information; and (ii) does not relate to the Company's business or actual or anticipated research or development or result from any work performed by Executive for the Company.

                  7.4 Executive shall promptly disclose to the Company in writing all Work Product conceived, developed or made by him, individually or jointly.

         8. LICENSE. To the extent that any preexisting materials are contained in Work Product which Executive delivers to the Company or its customers, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof; and (ii) authorize others to do any of the foregoing.

         9. RELEASE. Executive acknowledges that: (i) as a part of his services, he may provide his image, likeness, voice or other characteristics; and (ii) the Company may use his image, likeness, voice or other characteristics and expressly releases the Company, its Affiliates and its and/or their agents, employees, licensees and assigns from and against any and all claims which he has or may have for invasion of privacy, right of privacy, defamation, copyright infringement or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast or exhibition of such characteristics.

         10. EMPLOYEE REPRESENTATION. Executive represents and warrants that his employment and obligations under this Amended Agreement will not (i) breach any duty or obligation he owes to another or (ii) violate any law, recognized ethics standard or recognized business custom.

         11. OFFICERS AND DIRECTORS INDEMNIFICATION PROVISIONS. To the extent Executive serves as a Company and/or Affiliate officer or director, Executive shall be entitled to insurance under Company's directors and officers' indemnification policies comparable to any such insurance covering executives of the applicable entity serving in similar capacities. Further, the Company's bylaws shall contain provisions granting to Executive the maximum indemnity protection allowed under applicable law and the Company hereby agrees to indemnify and hold harmless Executive in accordance with such maximum indemnity protection allowed under applicable law.

         12. CHANGE IN CONTROL.

                  12.1 For purposes of this Amended Agreement, a "Change in Control" shall mean the occurrence of any one of the following:

                           (A) An acquisition (other than directly from
Quintiles Transnational Corp. ("QTRN")) of any voting securities of QTRN by any "Person" (as such term is used in Sections 3(A)(9), 13(D)(3) and 14(D)(2) of the Securities Exchange Act of 1934, as amended (the "Act")), after which such Person, together with its "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act), becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of more than one-third (33.33%) of the total voting power of

QTRN's then outstanding voting securities, but excluding any such acquisition by QTRN, any Person of which a majority of its voting power or its voting equity securities or equity interests is owned, directly or indirectly, by QTRN (for purposes hereof, a "Subsidiary"), any employee benefit plan of QTRN or any of its Subsidiaries (including any Person acting as trustee or other fiduciary for any such plan), or Dennis B. Gillings;

                           (B) The shareholders of QTRN approve a merger, share
exchange, consolidation or reorganization involving QTRN and any other corporation or other entity that is not controlled by QTRN, as a result of which less than two-thirds (66.66%) of the total voting power of the outstanding voting securities of QTRN or of the successor corporation or entity after such transaction is held in the aggregate by the holders of QTRN's voting securities immediately prior to such transaction;

                           (C) The shareholders of QTRN approve a liquidation or
dissolution of QTRN, or approve the sale or other disposition by QTRN of all or substantially all of QTRN's assets to any Person (other than a transfer to a Subsidiary of QTRN);

                           (D) During any period of 24 consecutive months, the
individuals who constitute the Board of Directors of QTRN at the beginning of such period (the "Incumbent Directors") cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that a director who is not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director is elected or recommended for election by at least two-thirds (66.66%) of the directors who are then Incumbent Directors.

                  12.2 TERMINATION FOLLOWING CHANGE IN CONTROL. After the occurrence of a Change in Control, Executive shall be entitled to receive payments and benefits pursuant to this Amended Agreement if, at the time of the Change in Control, (i) Executive is in ECP Levels 1 to 2 and his employment is terminated pursuant to Sections 12.2(A), (B), or (C) below, or (ii) Executive is in ECP Levels 2.5 to 4 and his employment is terminated pursuant to Sections 12.2(B) or (C) below.

                           (A) Within eighteen (18) months following a Change in
Control, Executive terminates his employment with Company by giving written notice of such termination to Company.

                           (B) Within eighteen (18) months following a Change in
Control, Company terminates Executive's employment for reasons other than "Cause" as such term is defined in Section 4.3 hereof.

                           (C) Within eighteen (18) months following a Change in
Control, Executive terminates his employment with the Company for "Good Reason." For purposes of this Amended Agreement, "Good Reason" shall mean the occurrence after a Change in Control of any of the following events or conditions:

                                    (i) a change in Executive's status, title,
position or responsibilities (including reporting responsibilities) which, in Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities in effect immediately prior thereto; the assignment to Executive of any duties or responsibilities which in Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of Executive from or failure to reappoint or reelect him to any such positions, status, or title except in connection with the termination of his employment for Cause or by Executive other than for Good Reason,

                                    (ii) a reduction in Executive's base salary;

                                    (iii) the Company's requiring Executive to
be based at any place outside a thirty (30) mile radius from Executive's principal place of residence, except for reasonably required travel on Company's business which is not greater than such travel requirements prior to the Change in Control;

                                    (iv) the failure by the Company to continue
in effect any compensation, welfare or benefit plan in which Executive is participating at the time of a Change in Control, including benefits pursuant to the Executive Compensation Plan or similar plans, without substituting plans providing Executive with substantially similar or greater benefits, or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any such plans or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control;

                                    (v) any purported termination of Executive's
employment for Cause without grounds therefor;

                                    (vi) the insolvency or the filing (by any
party including the Company) of a petition for bankruptcy of the Company;

                                    (vii) any material breach by the Company of
any provision of this Amended Agreement after Executive has given the Company notice of the material breach and at least thirty (30) days to cure the breach (or such longer period as may be reasonably required to cure the breach as long as the Company is making good faith efforts to do so.); or

                                    (viii) the failure of the Company to obtain
an agreement, satisfactory to Executive, from any successor or assign of the Company to assume and agree to perform this Amended Agreement.

                  12.3 SEVERANCE PAY AND BENEFITS. If Executive's employment with the Company terminates under circumstances as described in Section 12.2. above, Executive shall be entitled to receive all of the following:

                           (A) all accrued compensation through the termination
date, plus any Bonus for which the Executive otherwise would be eligible in the year of termination, prorated through the termination date, payable in cash. For purposes of Sections 12.3(A) and 12.3(B), "Bonus" shall be defined as any benefits for which Executive would be eligible under the Executive Compensation Plan described in Section 3.2 of this Amended Agreement. The amount of such Bonus shall be paid in cash and, for purposes of Sections 12.3(A) and 12.3(B), shall be calculated as if Executive had achieved 100% of Executive's performance goals for that year.

                           (B) a severance payment equal to two and ninety-nine
hundredths (2.99) times the amount of Executive's most recent annual compensation, including the amount of his most recent annual Bonus. The severance amount shall be paid (i) in cash in thirty-four (34) equal monthly installments commencing one month after the termination date, or (ii) in a lump sum, within one month after the termination date, at the sole option of the Executive.

                           (C) the Company shall maintain in full force and
effect, for eighteen (18) months after the termination date, all life insurance, health, accidental death and dismemberment, disability plans and other benefit programs in which Executive is entitled to participate immediately prior to the termination date, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. Executive's continued participation in such plans and programs shall be at no greater cost to Executive than the cost he bore for such participation immediately prior to the termination date. If Executive's participation in any such plan or program is barred, Company shall arrange upon comparable terms, and at no greater cost to Executive than the cost he bore for such plans and programs prior to the termination date, to provide Executive with benefits substantially similar to, or greater than, those which he is entitled to receive under any such plan or program; and

                           (D) a lump sum payment (or otherwise as specified by
Executive to the extent permitted by the applicable plan) of any and all amounts contributed to a Company pension or retirement plan which Executive is entitled to under the terms of any such plan through the date of termination.

                  12.4 STOCK OPTIONS.

                           (A) Upon a Change in Control, all options ("Options")
to purchase Common Stock of QTRN held by Executive as of the date of the Change in Control shall become fully vested and exercisable.

                           (B) If Executive's employment with the Company
terminates pursuant to Section 12.2, then the Options shall remain exercisable until the later of:

                                    (i) the expiration of the applicable period
for exercise following termination of employment set forth in the Option agreements (or in any other agreement between Executive and the Company and/or QTRN that supersedes the Option agreements); or

                                    (ii) three (3) years after the date of
termination (to the extent of the terms of the Options); provided, however, that any "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended

(the "Code"), that are exercised more than ninety (90) days after the date of termination pursuant Section 12.2 shall be treated for tax purposes as nonqualified stock options.

                  12.5 EXCISE TAX PAYMENTS.

                           (A) If any payment or benefit (within the meaning of
Section 280G(b)(2) of the Code), to Executive or for his benefit pursuant to this Amended Agreement (a "Payment") is subject to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), then the amount of the Payment net of all taxes other than the Excise Tax (the "Net Amount") shall be calculated. Executive shall then receive, in addition to the Payment, an additional payment (the "Gross-Up Payment"), which shall be an amount such that, after payment of all taxes (including the Excise Tax) on the Payment and the Gross-Up Payment, Executive shall retain an amount equal to the Net Amount.

                           (B) An initial determination as to whether a Gross-Up
Payment is required pursuant to this Amended Agreement and the amount of such Gross-Up Payment shall be made at Company's expense by an accounting firm selected by Company and reasonably acceptable to Executive which is designated as one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to Company and Executive within ten days of the date Executive's employment terminates if applicable, or such other time as requested by Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment. Within ten days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this Section 12.5 shall be paid by Company to Executive within five days of the receipt of the Accounting Firm's determination. The existence of the Dispute shall not in any way affect Executive's right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, Company shall promptly pay to Executive any additional amount required by such resolution. If there is no Dispute, the

Determination shall be binding, final and conclusive upon Company and Executive subject to the application of Section (C) below.

                           (C) Notwithstanding anything in this Amended
Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment, Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment and the Gross-Up Payment, as applicable.

                           (D) If Executive is subject to taxation under a
non-United States taxing authority and an excise tax similar to the Excise Tax is imposed on any Payment by such non-United States taxing authority, then Executive shall be entitled to receive a Gross-Up Payment as calculated pursuant to Section 12.5(a) above, based upon the lesser of such non-United States excise tax imposed and the Excise Tax that would have been imposed had the Payment been subject to United States taxation.

         13. NOTICES. All notices, requests, demands and other communications required or permitted to be given in writing pursuant to this Amended Agreement shall be deemed given and received: (A) upon delivery if delivered personally;
(B) on the fifth (5th) day after being deposited with the U.S. Postal Service if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, at the addresses set forth below; (C) on the next day after being deposited with a reliable overnight delivery service; or (D) upon receipt of an answer back confirmation, if transmitted by telefax, addressed to the below indicated telefax number. Notice given in another manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses and telefax number (if any) of the parties shall be as follows:

         If to the Executive, to:           Dr. Ludo Reynders
                                            105 Bronzewood Court
                                            Cary, North Carolina 27511

         If to the Company, to:             Quintiles, Inc.
                                            4709 Creekstone Drive
                                            Riverbirch Building, Suite 300
                                            Durham, North Carolina 27703-8411
                                            Attn: General Counsel

provided that: (A) each party shall have the right to change its address for notice, and the person who is to receive notice, by the giving of fifteen (15) days' prior written notice to the other party in the manner set forth above; and
(B) notices shall be effective if given to the other party in the manner set forth above regardless of whether a copy was received by the additional addressee specified above.

         14. WAIVER OF BREACH. The Company's or Executive's waiver of any breach of a provision of this Amended Agreement shall not waive any subsequent breach by the other party.

         15. ENTIRE AGREEMENT. Except as expressly provided in this Amended Agreement, this Amended Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Amended Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Amended Agreement shall be valid. No change or modification of this Amended Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

         16. SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Amended Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Amended Agreement. Additionally, if any of the provisions, clauses or phrases in the Trade Secrets, Confidential Information or Competitive Business Activities provisions set forth in this Amended Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that they be "blue-penciled' or rewritten by the court to the extent necessary to render them enforceable.

         17. PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Amended Agreement shall apply to, be binding upon and inure to the benefit of the Company's successors and assigns. The Company, at its discretion, may assign this Amended Agreement to Affiliates. Because this Amended Agreement is personal to Executive, Executive may not assign this Amended Agreement.

         18. GOVERNING LAW. This Amended Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions. The parties hereby consent to jurisdiction in North Carolina for the purpose of any litigation relating to this Amended Agreement and agree that any litigation by or involving them relating to this Amended Agreement shall be conducted in the courts of Wake County, North Carolina or the federal courts of the United States for the Eastern District of North Carolina.

         IN WITNESS WHEREOF, the parties have entered into this Amended Agreement on the day and year first written above.

                                        /s/ Ludo Reynders
                                        ----------------------------------------
                                        LUDO REYNDERS



                                        QUINTILES, INC.



                                        By:    /s/ Beverly Rubin
                                               ---------------------------------
                                        Title: VP & Assoc. General Counsel
                                               ---------------------------------